EXHIBIT 10.23


Robert R. MacDonald                                               August 8, 2005
Ovation Products Corporation
395 East Dunstable Road
Nashua, New Hampshire 03062

RE: RIGHT OF FIRST REFUSAL

Dear Bob:

This Letter Agreement is further to our discussions regarding the manufacturing of Ovation Product's ("Ovation") Clean Water Appliances ("CWA") and/or any components integral to such appliances.

This shall confirm our agreement relative to the manufacturing by INSEQ Corporation ("INSEQ") of the CWA and/or components for the CWA on the following terms:

      Right of First Refusal. In the event that Ovation at any time desires to contract with outside contractors to manufacture the CWA, or subassemblies for the CWA, and with the exception of prototypes of the CWA that Ovation desires to manufacture directly and with exception to the control system being manufactured by SJE Rhombus, Ovation shall notify INSEQ of its manufacturing and other needs and the best pricing offered to Ovation for such manufacturing needs and permit INSEQ to make a proposal to meet Ovation's needs. INSEQ must reply to Ovation's notice within 5 days of the date of such notice, indicating whether INSEQ accepts or declines to make such proposal. If INSEQ elects to make such proposal, it will submit its proposal within 15 days. Ovation shall be required to use INSEQ to manufacture the CWA and/or components for the CWA in the event that INSEQ makes a proposal and the proposal is at least as good to Ovation as any competing proposal or otherwise at Ovation's sole discretion.

      Prototype Manufacturing Services at Cost. As part of the consideration for this Letter Agreement, INSEQ agrees that, to the extent of its abilities, it shall provide Ovation with any and all manufacturing services relative to Ovation's development of prototypes for the CWA and/or components of the CWA at cost.

      Related Party - Best Efforts Cooperation. The parties hereto acknowledge that they are both portfolio companies of GreenShift Corporation, and that both Ovation and INSEQ hereby agree to use their best efforts to cooperate with each other to assist each other in their respective development plans.

      Termination. This Right of First Refusal shall terminate December 31, 2007 unless extended by mutual agreement of Ovation and INSEQ.

Your signature below shall indicate your agreement with the above conditions. Thank you and we look forward to working with you.

                                            Best Regards,
                                            I N S E Q   C O R P O R A T I O N

                                            /s/ Kevin Kreisler
                                            ------------------
                                            Kevin Kreisler
                                            Chairman
Agreed and Accepted to by:

OVATION PRODUCTS

By: /s/ Robert M. MacDonald
    -----------------------
Robert R. MacDonald
Chief Executive Officer